Exhibit 10.3

Non-Employee Director Compensation Policy

Cash Compensation:
Non-Employee Director Annual Retainer (other than chair):	$25,000
Board Chair:	$75,000
Audit Committee member:	$7,000
Audit Committee Chair:	$15,000
Compensation Committee member:	$6,000
Compensation Committee Chair:	$12,000
All other committee membership:	$3,500
All other committee Chair:	$7,500

Equity Compensation:
Initial equity grant (RSUs or stock options)	3,000
Annual equity grant (RSUs or stock options)	1,500